EXHIBIT 11.1

                            HI-LO AUTOMOTIVE, INC. AND SUBSIDIARIES

                         SCHEDULE OF COMPUTATION OF EARNINGS PER SHARE
                               (IN THOUSANDS, EXCEPT SHARE DATA)

- ----------------------------------------------------------------------------------------------
       COLUMN A                                               COLUMN B
- ----------------------------------------------------------------------------------------------

                                               THREE MONTHS ENDED        SIX MONTHS ENDED
                                                    JUNE 30,                 JUNE 30,
                                             ----------------------    ----------------------
                                                1996         1995        1996        1995
- ----------------------------------------------------------------------------------------------
AVERAGE COMMON SHARES OUTSTANDING........... 10,756,350   10,732,901   10,756,350  10,732,581
COMMON EQUIVALENT SHARES RESULTING FROM
  STOCK OPTIONS ISSUED......................          0       21,506            0      22,987
                                             ----------   ----------   ----------  ----------
AVERAGE COMMON AND COMMON EQUIVALENT
  SHARES OUTSTANDING........................ 10,756,350   10,754,407   10,756,350  10,755,568
                                             ==========   ==========   ==========  ==========

NET INCOME (LOSS)........................... $      185   $    1,560   $     (246) $    2,238
                                             ==========   ==========   ==========  ==========

EARNINGS PER COMMON SHARE:
  NET INCOME (LOSS) PER COMMON AND COMMON
  EQUIVALENT SHARE.......................... $      .02   $      .15   $     (.02) $      .21
                                             ==========   ==========   ==========  ==========

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Earnings per share have been computed by dividing net income by the average number of common and common equivalent shares outstanding. Common equivalent shares outstanding were computed using the treasury stock method. The difference between shares for primary and fully diluted earnings per share was not significant in any period. On November 1, 1994, a note was issued that is convertible, effective November 1, 1996, into 93,859 shares of the Company's Common Stock. As of June 30, 1996, this note had no significant effect on earnings per share.